EXHIBIT 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment and Assumption Agreement") effective as of February __, 2008, is between Skin Nutrition LLC, a limited liability company incorporated as such in terms of the laws of the State of Nevada ("Skin Nutrition" or "Assignor"), Ascension Energy, Inc. (the "Company" or "Assignee"), a shell company incorporated in the State of Colorado, and Meridian Group Corporation and the Equinas Corporation, both Marshall Island companies (collectively, the "Controlling Entities") currently controls the Company by virtue of control or ownership of majority voting rights of the outstanding capital stock of the Company;

WITNESSETH:

WHEREAS, the Assignor and Assignee and certain other parties have entered into an Stock Purchase Agreement dated January 31, 2008 (the "Purchase Agreement"), providing, among other things, for the sale by Assignor and the purchase by Assignee of the Purchased Assets (as defined herein); and

WHEREAS, in order to effectuate the sale and purchase of the Purchased Assets, Assignor is executing and delivering this Assignment;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby acts and agrees as follows:

Conveyance of Purchased Assets. Subject to Paragraph 2 hereof, Assignor hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS and DELIVERS unto Assignee and its successors and assigns, forever, all the assets, rights, franchises and properties described in Appendix A to the Purchase Agreement and attached hereto as Exhibit A (collectively, the "Purchased Assets").

Assumption of Identified Liabilities. In addition to the consideration for the Purchased Assets set forth in Section 1 of the Purchase Agreement, Assignee shall assume, pay, perform and discharge the debts, liabilities and obligations for each of the Assumed Liabilities specifically set forth in Appendix D and attached hereto as Exhibit B. Other than as stated herein or in the Purchase Agreement, Assignee assumes no debt, liability or obligations of Assignors by this Assignment.

Defined Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment. In addition, this Agreement may be executed and delivered by the parties via facsimile, to be followed with originals within five (5) business days of the date hereof.

Further Assurances. From time to time, as and when requested by Assignee, Assignor shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Assignment.

Controlling Agreement. No separate instrument of assignment or conveyance, if any, shall limit the scope and effect of this Assignment. In the event that any conflict or ambiguity exists between this Assignment and any such separate instrument or assignment, the terms and provisions of this Assignment shall govern and be controlling.

The Purchase Agreement. Nothing contained in this Assignment supersedes, alters or modifies any of the respective obligations, agreements, covenants or warranties of the parties under the Purchase Agreement (all of which survive the execution and delivery of this Assignment as provided and subject to the limitations set forth in the Purchase Agreement). If any conflict exists between the terms of this Assignment and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

Governing Law. This Assignment shall be construed in accordance with the laws of the State of New York (except for its principles governing conflicts of laws). Subject to Section 10(f) of the Purchase Agreement, the parties submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York, County of New York, over any dispute arising out of or relating to this agreement or any of the transaction contemplated hereby.

Successors and Assigns. This Assignment shall bind the Assignor and their successors and assigns and inure to the benefit of Assignee and its successors and assigns.

Descriptive Headings. The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Assignment were inserted for convenience only and shall not be deemed to effect the meaning or construction of any of the provisions hereof.

EXECUTED as of the day and year first above written.

_______________________________ Skin Nutrition LLC Name: /s/ Richard Purvis Title: President Date ___________	_______________________________ Ascension Energy, Inc. Name: /s/ Richard Purvis Title: President Date ___________

Agreed and acknowledged by:

_______________________________ Meridian Group Corporation Name: /s/ Franco Maccioni Title: President Date ___________	_______________________________ Equinas Corporation Name: /s/ N. Joubert Title: Duly Authoirzed Business Development Agent Date ___________

APPENDIX A:

Paragraph 1. Products. The Buyer shall ensure that the exclusive global rights to distribute the products listed below and their present or improved versions and or any future revisions shall be granted to the Company in respect of all or any of the products more fully described below.

a.  Any and all types of products already created or specified for future integration or related to or targeted for implementation known as The Skin Nutrition Product Range, referred to hereinafter as, "SNPR", whether such products are still under development or already currently being manufactured, sold and distributed by Skin Nutrition.

Paragraph 2. Service. Save for any rights granted to Crossley Investments Limited, a company incorporated in the Turks & Caicos Islands under registration No E35574 in respect of sales of the SNPR over the world wide web, the exclusive global rights to distribute, sell and perform the services listed below and their improved versions and future revisions shall be granted on an exclusive global basis to the Company by the Buyer:

a.  Any and all types of goods and services and related products, designed, built, or sold by the Buyer, as part of any kind of commercial endeavor that are designated by the Officers and Directors of the Company as being related to the SNP.

Paragraph 3. Trademarks and Trade Names. The Buyer shall ensure that the exclusive global rights to use the Trademarks and Trade Names listed below and their improved versions and future revisions shall be granted on an exclusive global basis to the Company by the Buyer:

a.  Any and all types of markings, artwork, names and related braidings used by the Buyer in association with the business of the Buyer as part of any kind of commercial endeavor that is designated by the Officers and Directors of the Company as the business of SNPR.

Paragraph 4. Copy Righted Material The Buyer shall ensure that the exclusive global rights to use the Copy Righted Material listed below and their improved versions and future revisions shall be granted on an exclusive global basis to the Company by the Buyer:

a.  Any and all types of Copy Righted material used by the Buyer in association with the business of the Buyer to design and construct any type of advertising business designed, built, or sold by the Buyer, as part of any kind of commercial endeavor that is designated by the Officers and Directors of the Company as being related to the business of SNPR.

APPENDIX D, Required Consideration from Buyer

Paragraph 1. Any obligations of the .Seller and Company are dependant on the Buyer's timely fulfillment of the following actions, where any failure to meet scheduled deadlines must be approved of in writing by the Seller and Company, which consent shall not be unreasonably withheld:

(a)  Buyer agrees to vote in favor of ratification of all existing, previously disclosed agreements and obligations of the Company and to not interfere in the Company honoring all existing agreements of the Company. The Buyer and Company shall allow for audits of the Company by the Seller within five (5) days of receipt of a written demand, but not more than once every calendar quarter. Seller shall be entitled to have one (1) non-voting representative at any formal Company board meeting or executive management meeting for as long as the Seller or it's affiliates and designees hold of record a combined share holding of more than One Half of One Percent (%0.50) of the outstanding shares of Company Common Stock (as reported by the Company stock transfer agent).

(b)  Buyer agrees to enter into a global exclusive distribution rights agreement ("Exclusive Global Distribution Rights Agreement") with the Company, which will have the following stipulations:

1.  7% of the gross annual sales income of the Company to be paid as a Royalty to the Buyer indefinitely.

All royalties shall be paid within thirty [30] days .after each quarterly fiscal period of the Company. All royalties shall be calculated on the turnover of the company as determined by the monthly management accounts and shall be adjusted at year end after completion of the financial statements of the Company for each such year if necessary.

(c)  Buyer and Seller agrees that Seller will authorize 100,000,000 shires of a new class of shares called "Class A" shares, a.k.a. "Control Shares", which have one (1) vote per share without any rights to capital or assets of the Company and that these shares will be issued to designees of the Buyer for sufficient consideration.

(d)  Buyer agrees to enter into any and all additional agreements ("Supply Chain Integrity Agreements") required by the Company in order to confirm and sustain the integrity of the Exclusive Global Distribution Rights Agreement and in order to ensure that the Company can source all materials and resources required to deliver the products and services specified in Appendix A of this Agreement, entitled "The Product Line", with the Company as required and within 20 days after being presented to the Buyer by the Company or Seller. As of the date of this Agreement the following agreements are known to still be required in order for the Seller and the Company to be able to fulfill on their obligations under this Agreement:

1.  Agreement to place all IP, Trademarks, Trade names, Copy-written material of the Product Line into the exclusive global use of the Company.

(e)  Boyer agrees that Buyer will vote in favor of the Company entering into and upholding the following agreements for the minimum periods of time specified:

1. A Consulting Agreement to pay Equinas Corporation for $10,000 USD per month on a deferred basis for a minimum of 12 months and which automatically renews for a period of 12 months, unless terminated in accordance with such agreement's terms, post-listing of the Company on any national stock exchange or quotation system in the US.

2. A Consulting Agreement to pay Meridian for $10,000 USD per month on a deferred basis for a minimum of 12 months and which automatically renews for a period of 12 months, unless terminated pursuant to such agreement's terms, post listing of the Company on any national securities exchange or quotation system.

3. A Consulting Agreement to pay Electravest, Inc. for $3,500 USD per month on a deferred basis for a minimum of 12 months and which automatically renews for a period of 12 months, unless terminated pursuant to such agreement's terms, post listing of the Company on any national securities exchange or quotation system.

4. A Consulting Agreement wherein Equinas Corporation will provide additional Human Resources on a deferred payment basis for as needed where hourly rates and usage are pre-approved by the Company before services are rendered.

5. An Employment Agreement with a qualified delegate to be appointed by Buyer, subject to the approval of the Seller, to act as the President and Chairman of the Board of Directors for an hourly rate of $150 USD per hour a minimum salary of $1,500 per month and the first 10 hours of service paid and providing for a minimum monthly salary of $1,500 and with the first 10 hours to be earned on a deferred payment basis to be negotiated between the Company and said delegate.

6. An Engagement Agreement to retain a qualified delegate to be appointed by Seller subject to the approval of the Buyer to act as the Chief Financial Officer and member of the Board of Directors for an hourly rate of $100 USD per hour with minimum salary of $3,000 per month and with the first 20 hours of service paid on a deferred payment basis to be negotiated between the Company and said delegate .

7. An Engagement Agreement to retain a qualified delegate to be appointed by 20 Seller subject to the approval of the Buyer to act as Legal Counsel for the Company and as a member of the Board of Directors, as may be required, for an hourly rate of $150 USD per hour for a minimum salary of $1,500 per month with the first 10 hours of service paid on a deferred payment basis to be negotiated between the Company and said delegate.

8. The anti-dilution provisions for the shares as described in Appendix I of this Agreement,entitled"SharessubjecttoAnti-Dilution".